Exhibit 99.1

scPharmaceuticals Inc. Reports Second Quarter 2020 Financial Results and

Provides Business Update

Preparations ongoing for December 30, 2020 FUROSCIX® PDUFA date

BURLINGTON, Mass. – August 13, 2020 – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced financial results for the second quarter ended June 30, 2020 and provided a business update.

Business Update

•

Announced that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) resubmission for FUROSCIX and has set a Prescription Drug User-Fee Act (PDUFA) target action date of December 30, 2020

•

Raised gross proceeds of approximately $53.8 million through an underwritten offering of common stock, bringing the Company’s current cash, cash equivalents, restricted cash, and investments to over $119 million as of June 30, 2020

•	Appointed Sara Bonstein to its Board of Directors, who has 15 years of operational and financial leadership experience in the life sciences industry

•	Selected for inclusion into the Russell 2000 Index

•	Four abstracts accepted for poster presentation at the upcoming Heart Failure Society of America (HFSA) Virtual Annual Scientific Meeting 2020, September 30 through October 6, 2020

“The highlight since our last quarterly update has been the FDA’s acceptance of our FUROSCIX NDA resubmission, and the assignment of our PDUFA date, which is scheduled for December 30,” said John Tucker, president and chief executive officer. “In parallel, the financing that we completed in May, together with cash on-hand, provides us with the resources necessary to build a world-class commercial organization to execute a successful launch of FUROSCIX, if approved. We are pleased with our progress to date, and believe we are on the cusp of introducing a new treatment option for worsening heart failure.”

Second Quarter 2020 Financial Results and Financial Guidance

scPharmaceuticals reported a net loss of $8.3 million for the second quarter of 2020, compared to $7.3 million for the comparable period in 2019.

Research and development expenses were $5.1 million for the second quarter of 2020, compared to $5.5 million for the comparable period in 2019. The decrease in research and development expenses for the quarter ended June 30, 2020 was primarily due to device and drug development costs in 2019 related to the transition to the Company’s next generation drug delivery system, offset by increased clinical development activities, employee-related costs, and regulatory costs in 2020.

General and administrative expenses were $2.5 million for the second quarter of 2020, compared to $1.8 million for the comparable period in 2019. The increase in general and administrative expenses for the quarter ended June 30, 2020 was primarily attributable to employee-related and professional service costs.

scPharmaceuticals ended the second quarter with $119.5 million in cash, cash equivalents, restricted cash, and investments, compared to $72.8 million as of December 31, 2019.

Based on its current operating plan, the Company expects the net loss for 2020 to be in the range of $36.0 to $40.0 million for the fiscal year.

About FUROSCIX

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, pre-programmed on-body drug delivery system, for outpatient self-administration. FUROSCIX is being developed for treatment of congestion, or fluid overload, in patients with heart failure. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the timing of the FDA’s review of the FUROSCIX NDA and the Company’s planned efforts to prepare for commercialization of FUROSCIX, if approved, and the Company’s 2020 financial guidance, including projected annual loss. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the receipt of regulatory approval for the FUROSCIX On-Body Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, and the risk that the current COVID-19 pandemic will impact the Company’s planned Phase 4 study of FUROSCIX, the timing of the FDA’s review of the Company’s FUROSCIX NDA and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

Hans Vitzthum

LifeSci Advisors, 617-430-7578

hans@lifesciadvisors.com

Media:

Kate Coyle

ICR Inc., 203-682-8210

kate.coyle@icrinc.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2019	2020	2019	2020
Operating expenses:
Research and development	$5,496	$5,139	$12,020	$9,285
General and administrative	1,839	2,537	4,162	5,040

Total operating expenses	7,335	7,676	16,182	14,325

Loss from operations	(7,335)	(7,676)	(16,182)	(14,325)
Other expense	(14)	(1)	(22)	(32)
Interest income	463	21	953	245
Interest expense	(369)	(639)	(723)	(1,275)

Net loss and comprehensive loss	$(7,255)	$(8,295)	$(15,974)	$(15,387)

Net loss per share, basic and diluted	$(0.39)	$(0.36)	$(0.86)	$(0.71)

Weighted—average common shares outstanding, basic and diluted	18,580,430	23,355,418	18,578,091	21,786,946

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31,	JUNE 30,
	2019	2020
Cash, cash equivalents, restricted cash and investments	$72,806	$119,511
Working capital	70,410	116,607
Total assets	77,283	123,919
Term loan	18,915	19,076
Accumulated deficit	(129,455)	(144,842)
Total stockholders’ equity	51,365	98,059